EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Anthony Sanzio (Media) (856) 968-4390 Leonard F. Griehs (Analysts) (856) 342-6428
CAMPBELL ANNOUNCES NEW ALIGNMENT
FOR NORTH AMERICAN BUSINESS
CAMDEN, NJ, October 4, 2007 —Campbell Soup Company (NYSE:CPB) today announced a realignment of its North American business to streamline the company’s management structure.
The company’s U.S. Soup, Sauces, and Beverages retail businesses (Campbell USA), North America Foodservice and StockPot, and the business in Canada will now comprise an organization known as North America Soup, Sauces, and Beverages. The three business units in the new organization had sales of approximately $4.5 billion last year.
Denise Morrison, who is being appointed President-North America Soup, Sauces, and Beverages, will lead the new organization. She will report to President and Chief Executive Officer, Douglas R. Conant. Morrison, 53, joined Campbell in April 2003 as President-Global Sales and Chief Customer Officer, and was appointed President-Campbell USA in 2005.
Under the new structure, the company’s Pepperidge Farm and Godiva Chocolatier businesses will now report directly to Conant.
Campbell also announced that Mark Sarvary, Executive Vice President and President-Campbell North America, will leave the company. Sarvary joined Campbell in 2002 as President of Pepperidge Farm and has been in his current position since 2004.
Commenting on the realignment, Conant said, “Denise Morrison has provided excellent leadership as President-Campbell USA, and prior to that, as our Chief Customer Officer. I am confident that Denise will continue to drive strong marketplace and workplace performance in her new and expanded leadership role.”

Conant continued, “Our businesses in North America, under Mark Sarvary’s leadership, delivered another strong performance this past year. We have good momentum in the marketplace in our core categories of simple meals, including soup, as well as baked snacks, and vegetable-based beverages. We are well positioned to build on this performance. I want to thank Mark for the many contributions he has made to Campbell and wish him well in the future. He has done an exceptional job.”
Conant concluded, “Just as we have strengthened our North American portfolio, we have also improved the performance of our international businesses under the leadership of Larry McWilliams, President of Campbell International. Our tighter focus on simple meals in Europe and baked snacks in Asia Pacific is paying off. In addition, we are taking significant steps to pursue promising global growth opportunities with our entry into China and Russia. “
About Campbell Soup Company
Campbell Soup Company is a global manufacturer and marketer of high quality foods and simple meals, including soup, baked snacks, vegetable-based beverages, and premium chocolate products, with annual revenues in excess of $7.8 billion. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” and “Godiva.” For more information on the company, visit Campbell’s website at www.campbellsoupcompany.com.
Forward-Looking Statements
This release contains “forward-looking statements” which reflect the company’s current expectations about its future performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
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